AMENDMENT – TO

MEMBER INTEREST EXCHANGE AGREEMENT

This Amendment is made and entered into effective as of the 20th day of February, 2012, (the Effective date”) by and between WHITESBURG FRIDAY BRANCH MINE LLC, (Company), and UNIVERSAL BIOENERGY INC., hereinafter referred to as the (“Investor”).

The parties agree to amend the “Member Interest Purchase Agreement” (Agreement), that was executed between them on October 17, 2011 whereby the Investor is to acquire an interest in the Company, and to further memorialize, confirm and ratify other actions and verbal agreements made between the parties that were taken from the execution of the Agreement until this “Amendment” and “the Closing” of the transaction as follows:

1. Section 1.4 Closing - The original projected “Closing Date” of November 16, 2011, (the “Closing Date”), shall be extended and changed to close on February 20, 2012, in accordance with the provisions of changing the closing date as set forth in Section 1.4 in the Agreement.

2. Section 2.9 Financial Statements - A Due Diligence Checklist was provided by Investor to Company in accordance with Schedule 2.9 and is attached as Exhibit A.

3. Section 2.10 Assets and Contracts - This “Amendment” serves as confirmation that the coal customer contracts and other contracts of the Company were delivered to the Investor by the Company in accordance with Schedule 2.10 on November 15, 2011.

4. Section 8.2(a) Exchange Consideration – The total “Exchange Consideration” that the Investor will pay for the Company’s “Member Interests” shall be increased by $200,000 from $2,500,000 to $2,700,000.

5. Section 8.2(b)a Cash Consideration – Initial Payment of $50,000

a.      On October 7, 2011, a loan was made to the Company in the amount of $12,000, which is evidenced by Promissory Note for $12,000 dated October 7, 2011. This Note shall be cancelled and credited against the “Initial Payment” of $50,000 due the Company as required at the signing of the Agreement. The funds were paid to Company by Rainco Industries Inc., on behalf of the Investor.

b.      A payment of $38,000 was made to Company on October 26, 2011 by Rainco Industries Inc., on behalf of the Investor for the full satisfaction of the “Initial Payment” of $50,000 due the Company to fulfill the Investor’s obligations as required at the signing of the Agreement.

6. Section 8.2(b)b Cash Consideration - $200,000 due at “the Closing”

a.      The Investor issued the Company a Convertible Promissory Note dated October 20, 2011 in the amount of $200,000, for the original $200,000 cash due the Company at “the Closing”.

b.      A payment of $50,000 was made to the Company on January 4, 2012 against the Note for $200,000 reducing the principal balance of the Note to $150,000 on that date.

c.      A payment of $34,000 was made to the Company on January 4, 2012 against the Note for $200,000 reducing the principal balance of the Note to $116,000 on that date.

d.      The $116,00 balance on the $200,000 Note is to be paid in accordance with the payment schedule indicated in Item 11(a) indicated below.

7. Section 8.2(b)c Cash Consideration - $125,000 due 45 days after “the Closing”

a.      The Investor issued the Company a Convertible Promissory Note dated October 22, 2011 in the amount of $125,000, for the $125,000 cash due the Company within 45 days after “the Closing”.

b.      The $125,000 balance on the $125,000 Note is to be paid in accordance with the payment schedule indicated in Item 11(b) indicated below.

8. Section 8.2(b)d Cash Consideration - $125,000 due 90 days after “the Closing”

a.      The Investor issued the Company a Convertible Promissory Note dated October 23, 2011 in the amount of $125,000, for the $125,000 cash due the Company within 90 days after “the Closing”.

b.      The $125,000 balance on the $125,000 Note is to be paid in accordance with the payment schedule indicated in Item 11(c) indicated below.

9. Section 8.2(b) Cash Consideration - $500,000 cash Exchange Consideration

a.      Section 8.2(b) is amended to change the “Cash Consideration” of $500,000 of the total “Exchange Consideration”, from $500,000 to a total of $700,000 in accordance with the increase of the total “Exchange Consideration” from $2,500,000 to $2,700,000 in accordance with Item 4 as indicated above in this Amendment.

b.      A total of $96,400 in consideration was paid to the Company on October 25, 2011 by Rainco Industries Inc., on behalf of the Investor to partially satisfy the additional $200,000 of the increase of the “Cash Consideration” to fulfill the Investors obligations as indicated in Item 9(a) above.

c.      The Investor issued the Company a Convertible Promissory Note dated October 25, 2011in the amount of $103,600 for the balance of the additional $200,000 of the increase of the “Cash Consideration” to fulfill the Investors obligations as indicated in Item 9(a) above. The $103,600 Promissory Note is to be paid in accordance with the payment schedule indicated in Item 11(d) indicated below.

10. Section 8.2(f) Exchange Consideration – The Investor elects to exercise its option under Section 8.2(f) to issue a Convertible Promissory Note in the amount of $2,000,000 on February 15, 2012, “the Closing Date” for the balance of the “Exchange Consideration” to be paid to the Company.

11. Section 8.2(b)a,b,c,d,e Cash Consideration - Payment Schedule

The payment schedule in this Section is changed whereby the balance of the “Cash Consideration” will be paid by the Investor to the Company, in accordance with the following scheduled dates, (the “Payment Due Date”);

a.      A payment of $116,000 will be made to the Company on February 22, 2012

b.      A payment of $125,000 will be made to the Company on March 7, 2012

c.      A payment of $125,000 will be made to the Company on April 25, 2012

d.      A Payment of $103,600 will be made to the Company on May 23, 2012

e.      The payments (“Payments”) indicated above shall be paid no later than seven (7) business days (“the Payment Deadline”) after the scheduled “Payment Due Date”.

12. Payment Deadline

a. The Investor covenants that it shall make all of the scheduled payments for the “Cash Consideration” when due according to the “Payment Due Dates” and the “Payment Deadline” indicated in Paragraph 11 above. In the event the specified payments are not made by the “Payment Deadline” (subject to acts of God, war or terrorism), the Investor shall pay to the Company as “liquidated damages”, $1,000 per day in cash, for each day beyond the “Payment Deadline” that the Investor fails to make such “Payment”.

b. In the event the “Payment” is not made within a reasonable amount of time, (as agreed to by the parties) after the “Payment Deadline”, the Company may at its sole discretion, elect to extend the “Payment Deadline”. If the Company elects to extend the “Payment Deadline” the “liquidated damages” will continue to accrue to the benefit of the Company. In the event the Investor fails to make the “Payment(s)” after the Company grants an extension of the “Payment Deadline” , (the “Extension Date”), the Company shall have the right, at its sole option to refuse to accept any additional “Payment(s)” from the Investor, and Company shall notify the Investor in writing to that effect within Five (5) business days. In the event the Company refuses to accept any additional “Payments” from the Investor, the Company and Investor mutually agree to adjust and prorate the amount of the “Membership Interest” of the Investor in “the Company” based on the total “Exchange Consideration” paid to Company by Investor, and the economic value added to the Company pursuant to the Agreement and this Amendment. The Investor agrees that it will fully cooperate with Company, and execute all documents required to effect the adjustment pursuant to Section 1.1 and Section 8.2 of the Agreement, and the parties hereby agree that all other terms, conditions and rights of the Investor pursuant to the Agreement shall remain in full force and effect.

13. Section 8.3 Distribution of Profits - This section shall be amended to add and insert the following paragraphs as Paragraphs (d) (e) and (f);

(d) Distribution of “Profits” shall be made each month, and shall be based on the net profit, net income, net earnings or net revenue, which shall all be used interchangeably and shall be considered to have the same meaning, (the “Net Revenue”). “Net Revenue” shall mean the actual gross revenues received each month from the sale of coal minus the expenses to operate the mine, including but not limited to; the costs of extraction, equipment costs, fuel costs, crew costs, any taxes, trucking, transportation, reclamation, engineering, all royalties, debt repayment, management salaries, insurance and other direct operational costs and all amounts due under the Mining Leases. The Parties agree that the operating expenses and associated costs of extraction of the coal shall be approximately as indicated in the “Consolidated Whitesburg Project” 12 Month Cash Flow and 5 Year Cash Flow proforma income statements (which are estimates of income) that was provided to Investor. The Company shall have the option to increase the amount and size of the mining crew(s) and equipment, and to add additional crews and equipment to increase the mining production to accelerate the revenue from the exploitation of the mining claims and leases.

(e) The “Profits”, (including cash or other assets), to be distributed to the Company and the Investor, collectively the “Members”, shall be paid to each party on a monthly basis, and shall be allocated in accordance with the respective percentage of their “Member Interests” in the Company. The “Profits” generated during each calendar month, shall be distributed and paid to the “Members” on or before the 20th day of the following month via bank wire transfer, check or as otherwise designated by the Members to the Company in writing.

(f) The first distribution of the “Profits” shall be made by April 20, 2012 from the “Net Revenues” generated during the months of February and March 2012. The first payment, and each monthly payment thereafter shall be accompanied by a monthly written report which shall include but not be limited to the following information; (a) the total gross amount of revenue collected for each particular Mining property, (b) separate details of the monthly operational expenses for each particular Mining property, (c) the total amount of the Net Revenues, and (d) the total amount of the related extraction costs, with the extraction costs being itemized to enable the Members to identify the nature of each cost, the amount of each cost, and the expenses paid with respect to each cost.

14. Section 8.12 Business Operations – This paragraph shall be changed and amended as follows;

Within Fifteen (15) days of “the Closing”, the Company shall commence with the start-up and commissioning of the operations of the Whitesburg Friday Branch Mine, “the Mine”. Within Thirty (30) days after “the Closing”, “the Company” shall be fully engaged in the mining operations, production, marketing and sales of coal, and “the Mine” and mining business shall be and shall remain in full productive operations for the full term of the mining leases and in accordance with the proforma projections provided to Investor by Company, and consistent with standard coal mining industry practices.

15. Coal Purchase Agreement - At “the Closing” the Company and the Investor will enter into an agreement in which the Company agrees to sell to the Investor, and the Investor agrees to purchase all of the coal of the Whitesburg Friday Branch Mine from the Investor and the Investor shall market and sell the coal. The agreement will reflect that both Parties agree that the Investor will have the exclusive right to purchase all of the coal from the mine from the Company.

16. Coal Customer Contracts - The Company agrees to assign and convey the Company’s existing and future coal customer agreements to the Investor at “the Closing”, for the Investor to sell the coal directly to the Company’s and the Investors coal customers through the Investor’s marketing and distribution channels.

17. Coal Leases - At “the Closing”, JLP and Partners LLC will assign and convey all of its ownership, rights, interests and title in any and all “Coal Leases”, mineral agreements and coal land agreements it owns for the Whitesburg Friday Branch Mine to the Company.

18. Total Consideration Paid - The Parties also acknowledge that as of the date of this Amendment, and in accordance with the consideration paid as noted in Item 5(a)(b) of $50,000, Item 6(b)(c) of $84,000, and Item 9(b) of $96,400, that a total of $230,400 in total consideration has been paid by the Investor to the Company.

19. Operating Agreement – Both parties hereby agree that they ‘the Members”, will amend, change and modify the existing Operating Agreement of the Company, dated February 15, 2010, or to adopt an entirely new Operating Agreement to provide for a more expanded scope of the rights and duties of the Members, management responsibilities, distributions and to further represent and protect the interests of the Investor.

20. Closing Certification - Except as set forth herein and modified hereby in this Amendment, all other terms and conditions of the “Member Interest Purchase Agreement” (Agreement), that was executed by the parties on October 17, 2011, shall remain in full force and effect, with no other changes or revisions. This Amendment contains all of the revised terms and conditions agreed upon by contracting parties. Further, the parties acknowledge and agree that as of the execution of this Amendment, the parties have properly and timely performed all terms and conditions as required pursuant to the Agreement, and therefore the transaction contemplated by the “Member Interest Purchase Agreement” (Agreement), and this Amendment is hereby “Closed”.

21. Counterparts; Effectiveness - This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been signed by an authorized representative of each party and is entered into on the day first indicated above.

UNIVERSAL BIOENERGY INC.

By: /s/ Vince M. Guest

Name: Vince M. Guest

Title: President and CEO

WHITESBURG FRIDAY BRANCH MINE LLC

By: /s/ Donald Monroe

Name: Donald R. “Pete” Monroe

Title: Vice President Business Development - Managing Member

At the Direction of the Managing Members of JLP and Partners LLC

JLP & PARTNERS LLC

The undersigned, being all of the Members of JLP and Partners LLC, a Kentucky Limited Liability Company, hereby agree to, and approve of the transaction as set forth in the “Agreement” and this Amendment between Universal Bioenergy Inc. and Whitesburg Friday Branch Mine LLC, and that upon the Closing of the transactions contemplated thereby, Universal Bioenergy Inc., will be the owner of Forty (40%) percent of the Member Interests of Whitesburg Friday Branch Mine LLC.

By: /s/ Greg Pratt

Name: GTX LLC, by Greg Pratt with power of Attorney for GTX LLC

Title: Member

By: /s/ Donald R. Monroe

Name: Donald R. “Pete” Monroe

Title: Member and Managing Member

Amendment - WFBM Member Agreement 2-17-12